EXHIBIT 107

Calculation Of Filing Fee Tables

Form S-8

(Form Type)

Applied Genetic Technologies Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	2,038,281(3)	$0.31	$631,867.11	$0.0000927	$58.57

Total Offering Amounts					$631,867.11		$58.57

Total Fee Offsets							—

Net Fee Due							$58.57

1.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

2.

The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to shares reserved for future issuance based on the average of the high and low price of the registrant’s common stock as quoted on the Nasdaq Global Market on September 22, 2022.

3.

Represents 2,038,281 shares of the registrant’s common stock issuable under the Applied Genetic Technologies Corporation 2013 Equity and Incentive Plan (the “2013 Plan”) as the result of an automatic annual increase on July 1, 2022.